Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-3 (File No. 333-198605, effective September 16, 2014) and Forms S-8 (File No. 333-134672, effective June 2, 2006, File No. 333-152961, effective August 12, 2008 and File No. 333-190352, effective August 2, 2013) of Sequential Brands Group, Inc. of our report dated June 24, 2015 on our audits of the combined financial statements of With You, Inc. and Corny Dog, Inc. as of December 31, 2014, 2013 and 2012 and for the years then ended included in this Current Report on Form 8-K of Sequential Brands Group, Inc.

/s/ CohnReznick LLP
New York, New York
June 24, 2015